RBC FUNDS TRUST

Semi-Annual Exhibit to Item 77I

Terms of New or Amended Securities


1. On December 3, 2014, RBC Funds Trust (the "Trust") issued shares of beneficial interest in one new series of the Trust called the RBC Small Cap Value Fund. Each share of beneficial interest mentioned in the preceding sentence has the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Trust Agreement and Declaration of Trust, as amended.

A description of the RBC Small Cap Value Fund is incorporated by reference to Post-Effective Amendment No.
79 to the Registration Statement as filed with the SEC via
EDGAR on December 3, 2014. (Accession No. 0000897101-14-
001764).


2. On December 9, 2014, RBC Funds Trust (the "Trust") issued shares of beneficial interest in two new series of the Trust called the RBC BlueBay Emerging Market Unconstrained Fixed Income Fund and RBC BlueBay Total Return Credit Fund. Each share of beneficial interest mentioned in the preceding sentence has the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Trust Agreement and Declaration of Trust, as amended.

A description of the RBC BlueBay Emerging Market
Unconstrained Fixed Income Fund and RBC BlueBay Total
Return Credit Fund is incorporated by reference to Post-
Effective Amendment No. 80 to the Registration Statement as filed with the SEC via EDGAR on December 9, 2014.
(Accession No. 0000897101-14-001791).